Exhibit 99.2
CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO
SECTION 111(B)(4) OF THE EMERGENCY ECONOMIC STABILIZATION
ACT OF 2008
I, David L. Herzog, certify, based on my knowledge, that:
(i) The Compensation and Management Resources Committee of the Board of Directors (the “Committee”) of American International Group, Inc. (“AIG”) discussed, reviewed, and evaluated with senior risk officers, in the six month period beginning September 14, 2009 (the “applicable period”), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to AIG;
(ii) The Committee has identified and taken steps to limit any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of AIG, and has identified any features of the employee compensation plans that pose risks to AIG and has taken steps to limit those features to ensure that AIG is not unnecessarily exposed to risks;
(iii) The Committee has reviewed, during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of AIG to enhance the compensation of an employee, and has taken steps to limit any such features;
(iv) The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v) The Committee will provide a narrative description of how it limited the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of AIG; (B) Employee compensation plans that unnecessarily expose AIG to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of AIG to enhance the compensation of an employee;
(vi) AIG has required that bonus payments (“bonus payments”), as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria to the extent required by the regulations and guidance established under section 111 of EESA;
(vii) Except as disclosed to the United States Department of the Treasury (the “Treasury”), AIG has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending December 31, 2009;
(viii) AIG has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending December 31, 2009, and has received the approvals from the Office of the Special Master for TARP Executive Compensation for compensation payments and structures as required under the regulations and guidance established under section 111 of EESA, and has not made any payments inconsistent with those approved payments and structures;
(ix) The Board of Directors of AIG established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and the Office of Thrift Supervision declined to receive a copy of the policy; except as disclosed to Treasury, AIG and its employees have complied with this policy during the applicable period; and except as disclosed to Treasury, any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x) AIG will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending December 31, 2009;

(xi) AIG will disclose the amount, nature, and justification for the offering during the period beginning June 15, 2009 and ending December 31, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii) AIG will disclose whether AIG, the Board of Directors of AIG, or the Committee has engaged during the period beginning June 15, 2009 and ending December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii) AIG has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning June 15, 2009 and ending December 31, 2009;
(xiv) AIG has substantially complied with all other requirements related to employee compensation that are provided in the agreements between AIG and Treasury, including any amendments;
(xv) AIG has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for fiscal 2009, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)
Date: March 31, 2010

/s/ David L. Herzog
David L. Herzog
Executive Vice President and Chief Financial Officer